UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2026

IVANHOE ELECTRIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41436	32-0633823
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 E Rio Salado Parkway, Suite 130 Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 656-5821

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2026, Ivanhoe Electric Inc. (the “Company”) entered into an employment agreement with Michelle Lammers (the “Employment Agreement”) whereby it agreed to appoint Ms. Lammers as Chief Operating Officer of the Company effective September 1, 2026.

Ms. Lammers has served as Operations Director at ASARCO LLC (“Asarco”) since January 2023. During this time, she has led and overseen all aspects of copper mining operations, including exploration, planning, investments, engineering, land management, health and safety, and business technology. Ms. Lammers joined Asarco in 2001 and served in a variety of leadership positions over her 25-year tenure, including General Manager of Asarco’s Ray Mine (2019–2022), Manager of Development Projects & Services (2013–2019), and Manager of Asarco’s Mission Mine (2010–2013). Ms. Lammers is 48 years old and holds a Bachelor of Science, Metallurgical Engineering, from South Dakota School of Mines and Technology.

Ms. Lammers’ term of employment will continue indefinitely until Ms. Lammers resigns or is terminated in accordance with the terms and conditions of the Employment Agreement. Pursuant to the terms of the Employment Agreement, Ms. Lammers is entitled to an annual base salary of $350,000 per year (“Base Salary”). Ms. Lammers will be eligible on an annual basis to receive short-term and long-term incentive awards, with a short-term bonus target of 75% of her Base Salary and a long-term bonus target of 150% of her Base Salary, based on the terms and conditions of the Company’s then effective annual incentive and equity-based incentive plans or programs and contingent upon the degree of achievement of any applicable performance goals. Ms. Lammers’ Base Salary, short-term bonus target, and long-term bonus target are subject to review on an annual basis.

In the event Ms. Lammers’ employment is terminated by the Company without Cause (as defined in the Employment Agreement) and such termination is not in connection with a Change in Control (as defined in the Employment Agreement), then Ms. Lammers will be entitled to severance pay equal to equal to 1.5 times her annual Base Salary and 1.5 times the target annual bonuses for the year in which termination of employment occurs. In the event of a Change in Control where Ms. Lammers’ employment is terminated during the 12-month period following such Change in Control by the Company without Cause or Ms. Lammers resigns for Good Reason (as defined in the Employment Agreement), then Ms. Lammers will be entitled to severance pay equal to a lump sum cash payment equal to 18 months of her annual Base Salary plus one additional month for each full year of service after the third full year of service up to a maximum of 24 months annual Base Salary together with 150% of the short-term bonus target for the year in which termination of employment occurs.

There are no arrangements or understandings between Ms. Lammers and any other person pursuant to which she was selected as the Company’s Chief Operating Officer. There are no family relationships between Ms. Lammers and any of the Company’s directors or executive officers and no transactions requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Effective September 1, 2026, Ms. Lammers will succeed Glen Kuntz as the Company’s principal operating officer. Mr. Kuntz will continue working for the Company in his current role as Senior Vice President, Mine Development. This transition was not the result of any disagreement between Mr. Kuntz and the Company on any matter relating to the Company’s operations, policies, or practices.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release dated August 5, 2026, relating to the announcement of Michelle Lammers’ employment described in Item 5.02, is furnished as Exhibit 99.1 to this Form 8-K.

The information in this Item 7.01 of this current report, including the information contained in Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement between Ivanhoe Electric Inc. and Michelle Lammers*
99.1	Press Release dated August 5, 2026
104	Cover Page Interactive Data File (formatted in iXBRL)

*Certain personal information has been excluded from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission a copy of any omitted information upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVANHOE ELECTRIC INC.

Date: August 5, 2026	By:	/s/ Taylor Melvin
Taylor Melvin
President and Chief Executive Officer